EXHIBIT 10.1
Execution Copy
TERMINATION AGREEMENT
     This Termination Agreement (this “Agreement”) is entered into as of June 6, 2007 (the “Effective Date”) by and between InterMune, Inc., a Delaware corporation with its principal place of business at 3280 Bayshore Boulevard, Brisbane, California 94005 (“InterMune”) and Boehringer Ingelheim Austria GmbH, an Austrian corporation, with its registered office at Dr. Boehringer-Gasse 5-11, A-1121 Vienna, Republic of Austria (“BI Austria”). InterMune and BI Austria may be referred to herein each individually as a “Party” and jointly as the “Parties.”
RECITALS:
     WHEREAS, InterMune and BI Austria entered into that certain Data Transfer, Clinical Trial and Market Supply Agreement dated January 27, 2000, as amended by the First Amendment dated June 19, 2002 (“Amendment No. 1”), Amendment No. 2 dated September 18, 2003 (“Amendment No. 2”), Amendment No. 3 dated July 26, 2005 (“Amendment No. 3”) and Amendment No. 4 dated December 21, 2006 (“Amendment No. 4”) (collectively, the “Original Supply Agreement”), a copy of which is attached hereto as Exhibit A; and
     WHEREAS, InterMune and BI Austria now desire to (i) terminate the Original Supply Agreement in its entirety, (ii) enter into a new supply agreement consistent with the parameters set forth in Exhibit B attached hereto (“New Supply Agreement”) pursuant to which BI Austria shall manufacture and supply to InterMune and InterMune shall purchase from BI Austria that recombinant human interferon-gamma 1b product marketed under the trademark “Actimmune®” and (iii) amend, to the extent necessary, that certain Amended and Restated Quality Agreement dated December 15, 2005 between the Parties (“Quality Agreement”), all upon the terms and conditions contained in this Agreement.
     NOW, THEREFORE, in consideration of the foregoing recitals which are hereby incorporated by reference herein and the mutual covenants herein contained, and for good and valuable consideration, the receipt and sufficiency which are hereby acknowledged, InterMune and BI Austria hereby agree as follows:
ARTICLE 1 — DEFINITIONS
     Any capitalized term contained herein and not otherwise defined herein shall have the meaning ascribed to such term in the Original Supply Agreement.
ARTICLE 2 – TERMINATION OF ORIGINAL SUPPLY AGREEMENT
2.1	Termination. The Original Supply Agreement shall be deemed terminated in its entirety effective as of the effective date of the New Supply Agreement (“Termination Date”). As of the Termination Date, except as expressly set forth in Section 2.2 of this Agreement, neither Party shall have any further rights or obligations arising out of or in connection with the Original Supply Agreement.

[*] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Confidential treatment has been requested with respect to the omitted portions.

2.2	Survival. Notwithstanding the termination of the Original Supply Agreement as set forth in Section 2.1 above, Sections 9, 10, 11 and 12 of the Original Supply Agreement shall survive termination of the Original Supply Agreement for the duration of the time period, if any, set forth therein, with respect to any PRODUCT and BBS manufactured and supplied by BI Austria to InterMune under the Original Supply Agreement prior to the Termination Date and CONFIDENTIAL INFORMATION disclosed by a Party to the other Party under the Original Supply Agreement prior to the Termination Date.
ARTICLE 3 – TERMINATION PAYMENT AND RELEASE
3.1	Termination Payment. In connection with the termination of the Original Supply Agreement and subject to entry into the New Supply Agreement as provided in Section 4.1 below, InterMune’s total financial obligation to BI Austria shall be [*] (“Termination Payment”). The Termination Payment shall be paid as follows:
3.1.1	The 2006 Prepayment (defined in Section 3.2 below) shall be applied to the Termination Payment so that InterMune’s remaining financial obligation shall be [*] (“Cash Payment”); and

3.1.2	The Cash Payment shall be paid by InterMune to BI Austria within [*] calendar days of the Termination Date and receipt of invoice by InterMune.
The Parties acknowledge and agree that the Cash Payment includes [*] and [*] for [*] of [*] to be delivered by [*]. The balance of the Termination Payment shall compensate BI Austria for costs incurred in connection with the termination of the Original Supply Agreement.
3.2	Application of 2006 Credit. In connection with Section 3.1.1 above, the Parties hereby agree that the Three Million Three Hundred Ninety-Four Thousand Fifty Euros (3,394,050 €) paid by InterMune to BI Austria pursuant to Amendment No. 4 of the Original Supply Agreement (“2006 Prepayment”) shall be applied against such Termination Payment.
3.3	Release. Effective as of the Termination Date, each Party (the “Releasor”), for itself and on behalf of its successors-in-interest and permitted assigns, hereby irrevocably releases and forever discharges the other Party (the “Releasee”) and its successors-in-interest and permitted assigns, and each of its and their respective Representatives (as defined below), from any and all losses, obligations, liabilities, claims or responsibilities, of whatever kind or manner, in each case arising in connection with the Original Supply Agreement, but specifically excluding any breach of any obligations set forth in this Agreement and those provisions of the Original Supply Agreement that survive termination as set forth in Section 2.2 of this Agreement. As used herein, “Representatives” means directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives.

[*] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Confidential treatment has been requested with respect to the omitted portions.

Each Releasee understands and acknowledges that it may not currently know of losses or claims or may have underestimated the severity of losses. Part of the consideration provided by this Agreement was given in exchange for the release of such claims. Each Releasee hereby waives any rights or benefits under California Civil Code Section 1542 (or any similar statute in any other jurisdiction), which provides that:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with debtor.”
ARTICLE 4 – NEW SUPPLY AGREEMENT AND QUALITY AGREEMENT
4.1	Entry into New Supply Agreement. Within thirty (30) days of the Effective Date hereof or any mutually agreed upon extension, the Parties shall enter into the New Supply Agreement, consistent with the parameters set forth in Exhibit B attached hereto.
4.2	Quality Agreement. Contemporaneously with the execution of the New Supply Agreement, the Parties shall enter into the appropriate amendment of the Quality Agreement such that the Quality Agreement shall, as of the effective date of the New Supply Agreement, apply to the New Supply Agreement.
ARTICLE 5 – REPRESENTATIONS AND WARRANTIES
5.1	Representations and Warranties of Each Party. Each Party represents and warrants to the other Party that, as of the Effective Date:
5.1.1	it is duly organized, validly existing and in good standing under the laws of the jurisdiction of incorporation;

5.1.2	it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder;

5.1.3	this Agreement has been duly-executed by it and is legally binding upon it, enforceable in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitably remedy of specific performance or injunctive relief is subject to the discretion of the court or other tribunal before which any proceeding may be brought); and

5.1.4	the execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law

[*] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Confidential treatment has been requested with respect to the omitted portions.

or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.
ARTICLE 6- MISCELLANEOUS
6.1	Dispute Resolution; Governing Law.
6.1.1	In the event of any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, or the rights or obligations of the Parties hereunder, the Parties first shall try to settle their differences amicably between themselves by referring the disputed matter to the Chief Executive Officer of InterMune and the Chief Executive Officer of BI Austria for discussion and resolution. Either Party may initiate such informal dispute resolution by sending written notice of the dispute to the other Party, and within ten (10) days of such notice the Chief Executive Officer of InterMune and the Chief Executive Officer of BI Austria shall meet for attempted resolution by good faith negotiations. If such personnel are unable to resolve such dispute within thirty (30) days of initiating such negotiations, each Party may thereafter pursue any and all rights and remedies it may have at law or equity. If mutually agreeable, the Parties may explore alternative forms of dispute resolution, such as mediation.

6.1.2	This Agreement shall be governed by and construed in accordance with the laws of the place of domicile of the defendant party.

6.1.3	The Parties expressly exclude the application of the United Nations Convention on Contracts for the International Sale of Goods to this Agreement.
6.2	Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.
6.3	Severability. If any of the provisions of this Agreement or parts thereof should be or become invalid, the remaining provisions will not be affected. The Parties shall undertake to replace the invalid provision or parts thereof by a new provision which will approximate as closely as possible the intent of the Parties.
6.4	Entire Agreement. This Agreement and the Exhibits set forth the entire agreement between the Parties, and supersede all previous agreements, negotiation and understanding, written or oral, regarding the subject matter hereof. This Agreement may be modified or amended only by an instrument in writing duly executed on behalf of the Parties.

[*] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Confidential treatment has been requested with respect to the omitted portions.

6.5	Ambiguities. Ambiguities, if any, in this Agreement shall not be strictly construed against either Party, regardless of which Party is deemed to have drafted the provision at issue.
6.6	Counterparts. The Agreement may be executed in two or more counterparts, each of which shall be an original and all of which shall constitute the same document.
6.7	English Language. The English language will govern any interpretation of or dispute in connection with this Agreement.
[Signature Page Follows]

[*] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

BOEHRINGER INGELHEIM AUSTRIA GMBH		INTERMUNE, INC.

BY:	/s/ Prof. Dr. Rolf G. Werner	BY:	/s/ Robin Steele

NAME: Prof. Dr. Rolf G. Werner		NAME: Robin Steele

TITLE: Senior Vice President, Corporate Division Biopharmaceuticals		TITLE: Senior Vice President, General Counsel

BOEHRINGER INGELHEIM AUSTRIA GMBH

BY:	/s/ Frank Ternes

NAME: Frank Ternes

TITLE: Senior Vice President, Division Biopharmaceuticals & Operations

[*] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Confidential treatment has been requested with respect to the omitted portions.

EXHIBITS

[*] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Confidential treatment has been requested with respect to the omitted portions.

Exhibit A
ORIGINAL SUPPLY AGREEMENT, AS AMENDED FROM TIME TO TIME
[as previously filed with the Securities and Exchange Commission]

[*] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Confidential treatment has been requested with respect to the omitted portions.

Exhibit B
NEW SUPPLY AGREEMENT
Form of New Supply Agreement to be negotiated and agreed upon by the Parties in good faith. Such New Supply Agreement shall address, in addition to other items, the following points:
[*]

[*] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Confidential treatment has been requested with respect to the omitted portions.